EXHIBIT 10.61

Jessica E. Buss

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of November 17, 2008, among Rockhill Holding Company, a Delaware corporation (the “Company”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Jessica E. Buss (the “Executive”). This Agreement shall become effective on the Effective Date (as herein defined).

WHEREAS, concurrently with the execution and delivery of this Agreement, State Auto Mutual, the Company, and all of the stockholders of the Company (including the Executive) are entering into a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) pursuant to which State Auto Mutual has agreed to purchase all of the outstanding shares of capital stock of the Company, subject to the terms and conditions of the Stock Purchase Agreement; and

WHEREAS, the Executive will receive valuable benefits in connection with the completion of the transactions contemplated by the Stock Purchase Agreement (the “Transactions”), including without limitation valuable consideration for the purchase of the Executive’s shares of capital stock of the Company; and

WHEREAS, the Executive is an employee and executive officer of the Company, and the Executive possesses valuable knowledge and experience in the business and operations of the Company and its subsidiaries; and

WHEREAS, State Auto Mutual wishes to secure the continued employment of the Executive by the Company after the completion of the Transactions, and the Executive wishes to continue such employment, all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Parties (as herein defined) agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Base Salary” means the salary provided for in Section 4 of this Agreement or any increased salary granted to the Executive pursuant to Section 4.

(b) “Bonus Pool” has the meaning set forth in Section 5 of this Agreement.

(c) “Cause” means the Executive:

(i) has materially failed, neglected or refused to perform the Executive’s duties under this Agreement;

(ii) has engaged in malfeasance, misappropriation, fraud, dishonesty or gross misconduct in the performance of the Executive’s duties to the Company and such act has the effect of injuring the business or reputation of the Company or any of its subsidiaries or affiliates;

(iii) has violated any Company policy or practice and such violation has a material adverse effect on the Company or its subsidiaries or affiliates;

(iv) has committed a material breach of this Agreement including those provisions relating to confidentiality, non-competition and non-solicitation set forth in this Agreement; or

(v) has been convicted of or pled guilty or no contest to a crime involving moral turpitude or a felony.

(d) “Change of Control” means the occurrence of any of the following:

(i) With respect to the Company, any of the following occurs:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, excluding (1) any acquisition by State Auto Mutual or any of its subsidiaries or affiliates, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by State Auto Mutual or any of its subsidiaries or affiliates; or

(B) A majority of the Board of Directors of the Company at any time is comprised of other than Continuing Directors; or

(C) Any of the following occurs:

(1) A merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) more than 50% of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

(2) A sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis;

(3) A reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; or

(4) A transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(ii) With respect to State Auto Mutual, any of the following occurs:

(A) State Auto Mutual affiliates with, merges into, or consolidates with a third party and, as a result of such action, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors (as defined below); or

(B) State Auto Mutual completes a conversion to a stock insurance company and, as a result of such action, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors.

(e) “Code” means the Internal Revenue Code of 1986, as amended (the “Code”).

(f) “Continuing Director” of the Company or State Auto Mutual, as the case may be, means a director who was either (i) first elected or appointed as a director prior to the Effective Date, in the case of a director of State Auto Mutual, or first elected or appointed as a director by State Auto Mutual on or about the Effective Date, in the case of a director of the Company, or (ii) subsequently elected or appointed as a director if such director was nominated by the Nominating and Governance Committee of the Board of Directors of State Auto Mutual or was appointed by at least two thirds of the total number of then Continuing Directors of the Company or State Auto Mutual, as the case may be.

(g) “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(h) “Effective Date” means the closing date of the completion of the Transactions in accordance with the Stock Purchase Agreement.

(i) “Good Reason” means that one or more of the following events has occurred:

(i) The Company has materially changed or undermined the Executive’s rights, duties and responsibilities as Senior Vice President and Chief Operating Officer or otherwise without the Executive’s consent;

(ii) The Company has relocated the executive offices outside of the Kansas City, Missouri metropolitan area or otherwise requires the Executive to conduct the Executive’s business outside of the Kansas City, Missouri metropolitan area (except for the ordinary course of business travel as contemplated by Section 3(a) of this Agreement) without the consent of the Executive;

(iii) The Company has committed a material breach of this Agreement; or

(iv) There has been a Change of Control (as herein defined).

For the purpose of this Section 1(i), the Executive must provide notice to the Company of the condition described in this Section 1(i) giving rise to the Good Reason termination, and the Company will thereafter have a period of at least 30 days during which it may remedy the condition.

(j) “Party” or “Parties” means State Auto Mutual, the Company, and/or the Executive.

(k) “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan or other person or entity.

(l) “Reporting Persons” means the Chief Executive Officer of the Company and the Chief Financial Officer of State Auto Mutual.

(m) “Restricted Business” has the meaning set forth in Section 11 of this Agreement.

(n) “Restricted Period” has the meaning set forth in Section 11 of this Agreement.

(o) “Standard Benefit” means any amounts earned, accrued or owing to the Executive but not yet paid, and receipt of other benefits, if any, in accordance with, and subject to, the applicable plans and programs of the Company.

(p) “Term of Employment” means the period specified in Section 2 of this Agreement.

2. Term of Employment. The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment, for an initial period commencing on the Effective Date and ending on the day immediately preceding the second anniversary of the Effective Date. This Agreement shall be renewed at the end of any term hereof for additional one-year terms, in which case the Term of Employment shall include such renewal term, unless one party notifies the other, in writing, of the intent not to renew at least 90 days prior to the end of the current Term of Employment. Notwithstanding the foregoing, the Term of Employment shall be earlier terminated upon the termination of the Executive’s employment, but only in accordance with the provisions of Section 8 of this Agreement. It is understood and agreed that the Company’s notice to not renew the Agreement, if given under this Section, shall constitute a Nonrenewal of Contract, as defined in Section 8(f) of this Agreement. It is further understood and agreed that the Executive’s notice to not renew the Agreement, if given under this Section, shall constitute a voluntary termination of employment as defined in Section 8(e) of this Agreement. It is further understood that in the event the Company and the Executive agree that the Executive is to perform the Executive’s duties for a period not to exceed 60 days following the expiration of this Agreement, that shall not effect a waiver of any right the Executive might have to severance benefits otherwise contemplated by the terms of this Agreement.

3. Positions; Duties; Responsibilities; and Place of Employment.

(a) During the Term of Employment, the Executive shall be employed as the Senior Vice President and Chief Operating Officer of the Company and in such other position or positions with the Company or its subsidiaries as the Board of Directors of the Company shall from time to time specify. The Executive, in carrying out the Executive’s duties under this Agreement, shall report to the Reporting Persons. The Executive is required to work the hours and days reasonably necessary to fulfill the Executive’s duties under this Agreement.

(b) The Executive acknowledges that the Executive’s duties and responsibilities hereunder will require the Executive’s full business time and effort and agrees that, during the Term of Employment, the Executive will not engage in any other business activity or have any business pursuits or interests that materially interfere or conflict with the proper performance of the Executive’s duties hereunder.

4. Base Salary. Commencing as of the Effective Date, the Company shall pay the Executive an annualized Base Salary of $340,000.00 during the Term of Employment. Such Base Salary shall be payable at intervals in accordance with the regular payroll practices of the Company applicable to executives, but no less frequently than monthly. The Reporting Persons shall review the Base Salary no less frequently than annually during the Term of Employment; provided, however, that the Base Salary shall not be decreased during the Term of Employment below the amount set forth above without the Executive’s consent (including, without limitation, for the purpose of determining benefits due under Section 8 of this Agreement).

5. Incentive Compensation. The Executive shall be eligible to participate in the Rockhill Holding Company Bonus Plan or any similar cash incentive compensation plan generally made available to executives of the Company (the “Bonus Pool”), so long as the Company continues to offer the Bonus Pool to such executives. Consistent with the Company becoming a subsidiary of State Auto Mutual as contemplated by the Transactions, the Executive acknowledges that it is the intention of the Company to transition its incentive compensation arrangements for executives of the Company to significantly mirror those incentive compensation plans offered by State Auto Mutual to its executives, and any changes to the Bonus Pool or other incentive compensation arrangements of the Company which is consistent with such intention shall not be a breach or violation of this Agreement. The Executive shall be eligible to participate in such mirror incentive compensation arrangements of the Company so long as the Company continues to offer such arrangements to its executives. It is understood and agreed that the Bonus Pool or any other incentive compensation arrangement may be amended, suspended or terminated by the Company at any time, and that such amendment, suspension or termination shall not constitute an amendment of this Agreement.

6. Other Benefits.

(a) Employee Benefits. During the Term of Employment, the Executive shall be eligible to participate in all other employee benefit plans, programs and arrangements made available generally to the Company’s executives in accordance with the terms and subject to the conditions of such plans, programs and arrangements; provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements, or to prevent the Company from terminating any such plan, program or arrangement in accordance with its terms, except as required by law. If such benefits are taxable, the Company shall ensure that terms of the benefits will comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder.

(b) Perquisites. During the Term of Employment, the Executive shall participate in all fringe benefits and perquisites available to executives of the Company at levels and on terms and conditions that are commensurate with the Executive’s position and responsibilities at the Company. The Executive shall also receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time to time elect to provide. If such benefits are taxable, the Company shall ensure that the terms of the benefits will comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder.

(c) Vacation, Holidays, and Leave. During the Term of Employment, the Executive shall be entitled to vacation, holidays, and leave in accordance with the reasonable practices of the Company.

(d) Mirror Benefits and Perquisites. Consistent with the Company becoming a subsidiary of State Auto Mutual as contemplated by the Transactions, the Executive acknowledges that it is the intention of the Company to transition its employee benefit plans, programs and arrangements, perquisites and other employee benefits for executives of the Company to significantly mirror those benefits offered by State Auto Mutual to its executives, and any changes to such benefits which are consistent with such intention shall not be a breach or violation of this Agreement. It is understood and agreed that any amendment, suspension or termination of any benefit provided by this Section shall not constitute an amendment of this Agreement.

7. Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties and responsibilities under this Agreement and the Company shall promptly reimburse the Executive for all such expenses, subject to documentation in accordance with reasonable policies of the Company. Notwithstanding the foregoing, no expense may be reimbursed later than the end of the calendar year following the calendar year in which such expense was incurred.

8. Termination of Employment.

(a) Termination Due to Death. If the Executive incurs a separation from service (as defined in Code Section 409A) hereunder due to the Executive’s death, the Executive’s estate or the Executive’s beneficiaries (as the case may be) shall be entitled to the following:

(i) payment of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of the Executive’s death), through the date of the Executive’s death; and

(ii) payment of the Standard Benefit; and

(iii) continued participation for one year for each of the Executive’s covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements, in which such dependent was participating at the time of the Executive’s death, to the extent permitted by applicable law and the terms of such programs and arrangements, on terms and conditions no less favorable than those applying on such date.

(b) Termination Due to Disability. If the Executive incurs a separation from service (as defined in Code Section 409A) hereunder due to Disability, the Executive shall be entitled to the following:

(i) payment of 80% of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of the Executive’s separation from service), through the date of the Executive’s separation from service until commencement of long-term disability payments, but in no event for more than one year following the last day of the Executive’s employment;

(ii) payment of the Standard Benefit; and

(iii) continued participation for one year for the Executive and each of the Executive’s covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements, in which the Executive and such dependents were participating at the time of the Executive’s separation from service, to the extent permitted by applicable law and the terms of such programs and arrangements, on terms and conditions no less favorable than those applying on such date.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time during the Term of Employment. If the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to the following:

(i) payment of Base Salary through the last day of the Executive’s employment; and

(ii) payment of the Standard Benefit.

(d) Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment without Cause and the Executive may terminate the Executive’s employment voluntarily for Good Reason, at any time during the Term of Employment. If the Executive incurs a separation from service (as defined in Code Section 409A) hereunder due to a termination of employment by the Company without Cause or by the Executive for Good Reason, subject to Section 8(f) of this Agreement, the Executive shall be entitled to:

(i) payment of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of the Executive’s separation from service) for (A) the remaining portion of the Term of Employment, or (B) one year following the last day of the Executive’s employment, whichever is greater;

(ii) continued participation for (A) the remaining portion of the Term of Employment, or (B) one year, whichever is greater, for the Executive and each of the Executive’s covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements, in which the Executive and such dependents were participating at the time of the Executive’s separation from service, to the extent permitted by applicable law and the terms of such programs and arrangements, on terms and conditions no less favorable than those applying on such date; and

(iii) payment of the Standard Benefit.

(e) Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment during the Term of Employment, provided he gives at least 30 days’ advance written notice. If the Executive voluntarily terminates the Executive’s employment (and not because of Good Reason, the Executive’s death or due to Disability), the Executive shall have the same entitlements hereunder as provided in Section 8(c) above in the case of a termination by the Company for Cause.

(f) Nonrenewal of Contract. In the event the Company decides to not renew this Agreement at the end of the Term of Employment as provided in Section 2, the Executive shall be entitled to:

(i) payment of Base Salary, in accordance with the Company’s regular payroll practices (based on the Executive’s rate of annual Base Salary at the time of the Executive’s separation from service) for one year following the last day of the Executive’s employment;

(ii) continued participation for one year for the Executive and each of the Executive’s covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements, in which the Executive and such dependents were participating at the time of the Executive’s separation from service, to the extent permitted by applicable law and the terms of such programs and arrangements, on terms and conditions no less favorable than those applying on such date; and

(iii) payment of the Standard Benefit.

(g) Release. Notwithstanding any provisions herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefits pursuant to Sections 8(d)(i) or (ii) above, the Executive shall execute a complete release of the Company and related parties in such form as is reasonably required by the Company and any waiting periods contained in such release shall have expired.

(h) Specified Employee Delay. In the event the Executive is a Specified Employee as defined in Code Section 409A, any payments under this Agreement due to a separation from service (as defined in Code Section 409A) and subject to Code Section 409A shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of the Specified Employee). Payments to which a Specified Employee would otherwise be entitled during the first six months following the date of separation from service shall be accumulated and paid as of the first date of the seventh month following the date of separation from service.

9. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and personal representatives (in the case of the Executive) and assigns.

(b) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, or as provided in Section 16(e) of this Agreement.

10. Representations. The Company represents and warrants that, as of the Effective Date: (a) the Company shall be fully authorized to enter into this Agreement and to perform its obligations hereunder; and (b) this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

11. Covenant Not to Compete; Confidentiality.

(a) Covenant Not to Compete.

(i) The Executive agrees that for so long as the Executive is employed by the Company, and for a period consisting of the later of two years following the Effective Date or one year following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not directly or indirectly:

(A) enter into or attempt to enter into a Restricted Business (as defined below) in the areas of the United States in which the Company or any of its affiliates conduct business or in which the Company has planned to conduct business within one year thereafter, as a principal, partner, employee, consultant, agent, broker, intermediary, shareholder, investor, officer or director (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) which shall include, without limitation, the following activities: (1) providing risk management and or other services for any insurer or affiliate of an insurer in a Restricted Business; (2) developing, handling, or managing data or information concerning a Restricted Business; (3) participating in any decision, or developing or implementing any strategy, to engage in a Restricted Business; or (4) performing any functions in a Restricted Business that are the same as, or substantially similar to, the duties performed for the Company or any of its affiliates or subsidiaries at any time during the 12 months preceding the termination of the Executive’s employment;

(B) induce or attempt to persuade any former or then-current employee, agent, manager, consultant or director of the Company or any of its affiliates to terminate such employment or other relationship in order to enter into any Restricted Business with the Executive in competition with the Company’s or its affiliates’ business;

(C) use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the business of the Company or its affiliates; or

(D) solicit or otherwise attempt to establish for the Executive or any other Person any business relationship with any Person which is, or during the one year period preceding the Executive’s date of termination of employment was, a customer, client or producer of the Company or any of its affiliates.

(ii) For the purposes of this Section 11, a “Restricted Business” is defined as (A) the business of producing, underwriting, writing and servicing insurance policies directly or through relationships with affiliated and unaffiliated insurance agents and agencies with respect to any line of insurance coverage that the Company or any of its affiliates has produced, underwritten, written, or serviced during the 12 months preceding the termination of the Executive’s employment, including without limitation, the following lines of insurance coverage: wind, umbrella, excess property, primary property, general liability, and professional liability and (B) any other business that would be in direct competition with the business of the Company or any of its affiliates as conducted on the date of the Executive’s termination of employment.

(iii) The covenants of the Executive set forth in this Section 11 shall be null and void and without any force or effect upon the effective date of any liquidation or dissolution of the Company.

(iv) The Restricted Period shall be tolled during the periods of any violation or attempted violation of the provisions of this section by the Executive.

(v) It is the desire and intent of the Parties that the provisions of this Section 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 11 shall be adjudicated to be invalid or unenforceable, this Section 11 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 11 in the particular jurisdiction in which such adjudication is made. The Executive acknowledges that he has received good and valuable consideration for the restrictive covenants contained in this Section 11.

(vi) The Executive acknowledges and agrees that the Executive will receive valuable consideration in connection with the completion of the Transactions, including without limitation the purchase of the Executive’s shares of capital stock of the Company, and that the payment of the purchase price for the Executive’s capital stock of the Company shall serve as additional consideration for the Executive’s covenants set forth in this Agreement.

(b) Confidentiality. The Executive acknowledges that he will develop and be exposed to information that is or will be proprietary to the Company or its affiliates, including, but not limited to, customer lists, marketing plans, pricing data, product development plans and other intangible information. Such information shall be deemed confidential to the extent such information is not generally known to the public or in the Company’s industry. The Executive agrees to use such information only in connection with the performance of the Executive’s duties hereunder and to maintain such information in confidence; provided, however, that the Executive may disclose such information when required to by law or by a court, government agency, legislative body or other Person with apparent jurisdiction to order him to divulge, disclose or make accessible such information.

(c) Company Property. Promptly following any termination of Executive’s employment with the Company, the Executive shall return to the Company or its affiliates (as applicable) all property of the Company or its affiliates and all copies thereof in the Executive’s possession or under the Executive’s control.

(d) Non-Disparagement. During the Term of Employment and thereafter for one year following the date of any termination of the Executive’s employment with the Company, (i) neither the Executive nor the Company or any of its affiliates shall engage in conduct that could be disruptive in any way to the business or operations of the other or that could wrongfully interfere therewith, and (ii) neither the Executive nor the Company or any of its affiliates shall make at any time in the future any derogatory comments concerning the other or the business or operations of the other; provided, however, that nothing in this Section 11(d) shall be deemed to prevent either Party from enforcing the other terms of this Agreement.

(e) Forfeiture Events. The Board of Directors of the Company may, in its discretion, require that all or any portion of the termination benefits provided under Sections 8(a) through (d) and (f) above be subject to an obligation of repayment to the Company upon:

(i) the violation of the non-competition and/or confidentiality covenants applicable to the Executive as described in Sections 11(a) and (b) above;

(ii) a financial restatement where (A) the amount of the Executive’s termination benefits were calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (B) the Executive engaged in fraudulent misconduct that cause or substantially contributed to the need for the financial statement restatement; and (C) the amount of the Executive’s termination benefits would have been lower than the amount actually awarded to such Executive had the financial results been properly reported; or

(iii) the Executive has engaged in any wrongful conduct during the Employment Term which has a material adverse effect on State Auto or the Company as determined by the respective Boards, in good faith.

This Section 11(e) shall not be the Company’s exclusive remedy with respect to such matters.

12. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of Ohio without regard to principles of conflicts of law. The parties to this Agreement hereby designate the District Court in and for the Southern District of Ohio, or the Court of Common Pleas of Franklin County, Ohio, as a court of proper jurisdiction and venue of and for any and all actions or proceedings relating to this Agreement or the Stock Purchase

Agreement; hereby irrevocably consent to such designation, jurisdiction, and venue; and hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in such courts. In addition to any other awards granted to the prevailing party in any dispute or controversy under this Agreement, the prevailing party shall also be entitled to indemnification from the other party for all fees and expenses arising in connection with any such dispute or controversy under this Agreement (including reasonable attorney’s fees).

13. Waiver of Right to Jury Trial. Each of the Parties, by their execution hereof, waives their respective right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction and the relationship that is being established. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it shall apply to any subsequent amendments, renewals, supplements, or modifications to this Agreement or to any other documents or agreements relating to the transactions contemplated hereby. In the event of any litigation, this Agreement may be filed as a written consent to a trial by the court.

14. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed as provided below) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to State Auto Mutual or the Company:

State Automobile Mutual Insurance Company

518 East Broad Street

Columbus, Ohio 43215

Attention: Chief Executive Officer

Fax: (614) 464-4911

with a copy to:

State Automobile Mutual Insurance Company

518 East Broad Street

Columbus, Ohio 43215

Attention: General Counsel

Fax: (614) 887-1763

(b)	If to the Executive:

The address as filed with the Company’s personnel records.

15. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof. As of the Effective Date, this Agreement shall supersede and replace all prior employment arrangements, agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties

(b) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

(c) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in writing and signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in writing and signed by the waiving Party. The Parties agree that this Agreement shall be amended and/or modified as necessary to comply with Code Section 409A or regulations issued thereunder.

(d) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

(f) Survivorship. Notwithstanding anything contained herein to the contrary, if the Executive’s employment with the Company terminates during the Term of Employment, Sections 1, 8, 11, 12, 13, 14 and 15 of this Agreement, and the Parties’ respective rights and obligations under such provisions, shall survive until all of the Parties’ obligations under such provisions are satisfied.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

(h) Withholding. The Company shall make deductions from any payments provided for herein in respect of payroll tax, as applicable, up to the maximum permitted by law, as well as any other amounts required to be withheld from time to time under any applicable income or employment tax laws or similar statutes or other provisions of law then in effect, and, with respect to any non-cash compensation or benefits with respect to which a tax withholding obligation will arise, may require as a condition to receipt of such compensation or benefit that the Executive make arrangements with the Company for the satisfaction of such tax withholding obligation.

[Remainder of page intentionally left blank. Signature page follows.]

Signature Page – Employment Agreement of Jessica E. Buss

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY		ROCKHILL HOLDING COMPANY

By:	/s/ Robert P. Restrepo, Jr.	By:	/s/ Terry Younghanz
Name:	Robert P. Restrepo, Jr.	Name:	Terry Younghanz
Title:	CEO	Title:	CEO

EXECUTIVE

		By:	/s/ Jessica Buss
		Name:	Jessica Buss

[Signature Page]

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made as of November 30, 2010 among Rockhill Holding Company, a Delaware corporation (the “Company”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Jessica E. Buss (the “Executive”). This Amendment shall become effective on the date it is signed.

WHEREAS, the Company, State Auto Mutual and Executive are parties to a November 17, 2008 Employment Agreement (the “Employment Agreement”); and

WHEREAS, the Company, State Auto Mutual and the Executive wish to modify certain provisions of the Employment Agreement and are entering into this Amendment for that purpose.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment and in the Employment Agreement, and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company, State Auto Mutual and the Executive hereby agree as follows:

1. All capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given those terms in the Employment Agreement.

2. Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

2. Term of Employment. The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment, for an initial period commencing on the Effective Date and ending on the day immediately preceding the second anniversary of the Effective Date. This Agreement shall be renewed at the end of any term hereof for additional one-year terms, in which case the Term of Employment shall include such renewal term, unless one party notifies the other, in writing, of the intent not to renew no later than February 9, 2011. Notwithstanding the foregoing, the Term of Employment shall be earlier terminated upon the termination of the Executive’s employment, but only in accordance with the provisions of Section 8 of this Agreement. It is understood and agreed that the Company’s notice to not renew the Agreement, if given under this Section, shall constitute a Nonrenewal of Contract, as defined in Section 8(f) of this Agreement. It is further understood and agreed that the Executive’s notice to not renew the Agreement, if given under this Section, shall constitute a voluntary termination of employment as defined in Section 8(e) of this Agreement. It is further understood that in the event the Company and the Executive agree that the Executive is to perform the Executive’s duties for a period not to exceed 60 days following the expiration of this Agreement, that shall not effect a waiver of any right the Executive might have to severance benefits otherwise contemplated by the terms of this Agreement.

3. This is an amendment to and part of the Employment Agreement, and the provisions of this Amendment shall apply from and after the date it is signed. In the event of any inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. Except as modified by this Amendment, the Employment Agreement shall continue in full force and effect without change.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY		ROCKHILL HOLDING COMPANY

By:	/s/ Robert P. Restrepo, Jr.	By:	/s/ Robert P. Restrepo, Jr.
Name:	Robert P. Restrepo, Jr.	Name:	Robert P. Restrepo, Jr.
Title:	CEO	Title:	Chairman

EXECUTIVE

		By:	/s/ Jessica Buss
		Name:	Jessica Buss

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